Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 4.1

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of September 6, 2019 by and among Zeno Pharma, LLC, a Delaware limited liability company (the “Company”) and each of the investors listed on SCHEDULE A hereto, each of which is referred to in this Agreement as an “Investor.”

RECITALS

A. Certain of the Investors (the “Existing Investors”) hold Series A Preferred Units, Series B Preferred Units and/or Class A Common Units issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Investors’ Rights Agreement dated as of December 21, 2017 between the Company and such Investors (the “Prior Agreement”).

B. The Existing Investors and the Company desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to the Existing Investors under the Prior Agreement.

C. Certain of the Investors are parties to that certain Series C Preferred Unit Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, registered investment company, investment fund or separate account now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

1.2 “Class A Common Units” means the Company’s Class A Common Units, as defined in the LLC Agreement.

1.3 “Class B Common Units” means the Company’s Class B Common Units, as defined in the LLC Agreement.

1.4 “Corporate Subsidiary(ies)” means any corporation the majority of the capital stock of which, directly, or indirectly through or one or more Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession, directly or indirectly, of power to direct or cause the direction of management.

1.5 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6 “Deemed Liquidation Event” shall have the meaning given to such term in the LLC Agreement.

1.7 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Class A Common Units, including options and warrants.

1.8 “Eventide” means Mutual Fund Series Trust, On Behalf of Eventide Healthcare & Life Sciences Fund.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive plan or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only securities being registered are securities issuable upon conversion of debt securities that are also being registered.

1.11 “Farallon” means Zone Healthcare Holdings, LLC together with any of its Affiliates.

1.12 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

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1.14 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

1.15 “Holder” means any Investor owning Registrable Securities.

1.16 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.17 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18 “Investment Fund” has the meaning set forth in Section 3.4.

1.19 “IPO” means the Company’s first underwritten public offering of its securities under the Securities Act; it being acknowledged that such public offering may only occur after the conversion of the Company to a corporation as contemplated by Article 8 of the LLC Agreement.

1.20 “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, as amended and/or restated from time to time after the date hereof.

1.21 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 571,429 units of Registrable Securities (as adjusted for any unit split, distribution, combination, or other recapitalization or reclassification effected after the date hereof), and Mayo Clinic.

1.22 “Matrix” shall mean Matrix Capital Management Master Fund, LP, together with its Affiliates.

1.23 “Member” shall have the meaning given to such term in the LLC Agreement.

1.24 “New Securities” means, collectively, units and any other equity securities of the Company or its subsidiaries, whether or not currently authorized, as well as rights, options, or warrants to purchase such units or other equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such units or other equity securities.

1.25 “Perceptive” means Perceptive Life Sciences Master Fund LTD.

1.26 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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1.27 “Preferred Units” means, collectively, the Company’s Series A Preferred Units, Series B Preferred Units and Series C Preferred Units.

1.28 “Redmile” means Redmile Biopharma Investments II, L.P.

1.29 “Registrable Securities” means (a) the Class A Common Units issuable or issued upon conversion of the Preferred Units; (b) any Class A Common Units, or any Class A Common Units issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (c) any Class A Common Units issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Class A Common Units referenced in clauses (a) and (b) above (including without limitation, any common equity securities issued or issuable in connection with a combination of securities, recapitalization, merger, consolidation or reorganization of the Company as a corporation as set forth in Article 8 of the LLC Agreement or any other reorganization); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any Class A Common Units for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.30 “Registrable Securities then outstanding” means the number of units determined by adding the number of outstanding Class A Common Units that are Registrable Securities and the number of Class A Common Units issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.31 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12 hereof.

1.32 “SEC” means the Securities and Exchange Commission.

1.33 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.34 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.35 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.36 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.37 “Series A Preferred Units” means the Company’s Series A Preferred Units, as defined in the LLC Agreement.

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1.38 “Series B Preferred Units” means the Company’s Series B Preferred Units, as defined in the LLC Agreement.

1.39 “Series C Preferred Units” means the Company’s Series C Preferred Units, as defined in the LLC Agreement.

1.40 “Surveyor” shall mean Citadel Multi-Strategy Equities Master Fund Ltd., together with its Affiliates.

1.41 “Viking” shall mean Viking Global Opportunities Illiquid Investments Sub-Master LP, together with its Affiliates.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time following the date that is one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty percent (30%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives from any Holder or Holders of at least ten percent (10%) of the Registrable Securities then outstanding a request that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holder or Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

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(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors (the “Board”) it would be materially detrimental to the Company and its Members for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given for any registration pursuant to Section 2.1(a) or 2.1(b); provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other Member during such ninety-day period, other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (A) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for Members other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions

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of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of securities to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of securities in accordance with the above provisions, the Company or the underwriters may round the number of securities allocated to any Holder to the nearest one hundred (100) securities.

(b) In connection with any offering involving an underwriting of the Company’s securities pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by Members to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable

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to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of securities in accordance with the above provisions, the Company or the underwriters may round the number of securities allocated to any Holder to the nearest one hundred (100) securities. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other Member’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of securities of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

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(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

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2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000 per registration, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the financial condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such

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registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(e) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.

(d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the securities registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

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(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (1) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (2) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

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(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of its equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO): (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the IPO Corporation (as defined in the LLC Agreement), as converted from the Company’s units or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Company’s units held immediately before the effective date of the registration statement for such offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to transactions relating to shares of common stock of the IPO Corporation or other securities acquired (y) in the IPO or (z) open market transactions from and after the IPO, shall not apply to the transfer of any shares or other securities owned by a Holder in the Company to its

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Affiliates or any of the Holder’s stockholders, members, partners or other equity holders; provided that the Affiliate, stockholder member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company obtains a similar agreement from all equityholders individually, and together with their Affiliates, owning one percent (1%) or more of the IPO Corporation’s common stock, as converted from the Company’s units. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company equityholders that are subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Units and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Units and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument or book entry representing (i) the Preferred Units, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any unit split, distribution, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH UNITS MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE MEMBER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (1) in any transaction in compliance with SEC Rule 144 or (2) in any transaction in which such Holder transfers Restricted Securities to an Affiliate of such Holder; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Notwithstanding the foregoing, the Company shall be obligated to reissue promptly unlegended certificates or book entries at the request of any Holder thereof if the Company (or the IPO Corporation, as the case may be) has completed its IPO and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company (or the IPO Corporation, as the case may be)) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate, instrument, or book entry shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event; (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s securities without limitation during a three-month period without registration; and (c) the fifth (5th) anniversary of the IPO.

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3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, (i) an audited balance sheet as of the end of such year, (ii) audited statements of income and of cash flows for such year and (iii) a statement of Members’ equity as of the end of such year, all such financial statements shall be audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of Members’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) upon written request of a Major Investor, an unaudited condensed income statement for the previous month, and an unaudited balance sheet as of the end of such previous month, subject to adjustment for GAAP;

(d) as soon as practicable, but in any event within (30) days after the beginning of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) copies of all materials that the Company provides to its directors or any of its bank lenders at substantially the same time that such materials are provided to the directors or bank lenders; provided, however, that such Major Investor representative shall hold in confidence and trust all information so provided in accordance with the confidentiality provisions set forth in Section 3.6; and provided further, that the Company shall not be obligated under this Section 3.1(e) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company (it being understood that an agreement containing confidentiality provisions substantially similar to those set forth in Section 3.6 shall be deemed acceptable to the Company)) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel;

(f) if requested by a Major Investor, all correspondence with the U.S. Food and Drug Administration, final clinical study reports, serious adverse event reports and quarterly patient screening, enrollment and dropout updates; and

(g) such other information relating to the financial condition, business, prospects, or affairs of the Company as any Major Investor may from time to time reasonably request, including, without limitation, information relating to issues that may impact auditor independence rules applicable to such Major Investor and board materials; provided, however, that

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the Company shall not be obligated under this Section 3.1(g) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company (it being understood that an agreement containing confidentiality provisions substantially similar to those set forth in Section 3.6 shall be deemed acceptable to the Company)) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any Corporate Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statement delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Corporate Subsidiaries.

3.2 Inspection. The Company shall permit each Major Investor, or any of its authorized representatives, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its corporate and financial records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company (it being understood that an agreement containing confidentiality provisions substantially similar to those set forth in Section 3.6 shall be deemed acceptable to the Company)) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as Viking owns at least 500,000 Preferred Units (as adjusted for any unit split, distribution, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of Viking to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided in accordance with the confidentiality provisions set forth in Section 3.6 (it being understood that such representative may disclose any such proceedings and information to Viking, which shall be subject to such confidentiality provisions); and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. Viking may assign the observer rights set forth in this Section 3.3(a) to a transferee of Preferred Units if such transfer is made in accordance with Section 6.1; provided that no more than one Person shall be entitled to observer rights pursuant to this Section 3.3(a).

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(b) As long as Surveyor owns at least 300,000 Preferred Units (as adjusted for any unit split, distribution, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of Surveyor to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided in accordance with the confidentiality provisions set forth in Section 3.6 (it being understood that such representative may disclose any such proceedings and information to Surveyor, which shall be subject to such confidentiality provisions); and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. Surveyor may assign the observer rights set forth in this Section 3.3(b) to a transferee of Preferred Units if such transfer is made in accordance with Section 6.1; provided that no more than one Person shall be entitled to observer rights pursuant to this Section 3.3(b).

3.4 Public Company Information. The Company understands and acknowledges that in the regular course of Viking’s, Matrix’s, Perceptive’s, Redmile’s, Farallon’s, Surveyor’s, and Eventide’s (each, an “Investment Fund”) businesses, such Persons may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, the Company covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”) to any Investment Fund or Viking’s observer representative, the Company will provide prior written notice to Viking’s Chief Compliance Officer at legalnotices@vikingglobal.com, Matrix’s General Counsel at [***], Perceptive’s Managing Director, Michael Altman at 51 Astor Place, 10th Floor New York, NY 10003, Redmile’s General Counsel at Redmile_legal@redmilegrp.com, Farallon’s compliance group at [***] and [***], Surveyor Compliance at SCComplianceAppvl@citadel.com and Eventide’s compliance group at compliance@eventidefunds.com, respectively, describing such information in reasonable detail. The Company shall not disclose Public Company Information to any Investment Fund, Viking’s observer representative or Surveyor’s observer representative without written authorization from the applicable compliance personnel listed above, provided, however, that, the Company will be permitted to disclose agreements entered into with Public Companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization, if such agreements are not deemed to be Public Company Information.

3.5 Termination of Information, Observer and Inspection Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (c) upon a Deemed Liquidation Event, whichever event occurs first.

3.6 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in

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general (other than as a result of a breach of this Section 3.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (including, if applicable, any information received from such Investor’s appointed observer on the board of directors of the Company) (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, if such person is bound by an ethical duty to keep such information confidential or such person agrees to be bound by the provisions of this Section 3.6; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.6; (iii) to any current or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of this Agreement, including, without limitation, quarterly or annual reports, or (v) as may otherwise be required by law or requested or required by any judicial, regulatory, law enforcement, or governmental authority, provided that, in the case of this clause (v), the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, provided, however, that no such notice shall be required if (x) such notice is not legally permissible or (y) any judicial, regulatory, law enforcement or governmental authority requests that such notice not be given.

4. Rights to Future Unit Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor. Each Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as such Investor deems appropriate, among (a) itself, (b) its Affiliates and (c) the beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor (“Investor Beneficial Owners”); provided that, each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

4.2 Offer Notice. Prior to offering or selling any New Securities, the Company shall give notice (the “Offer Notice”) to each Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

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4.3 Election to Purchase. By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Class A Common Units then held by such Investor (including all Class A Common Units then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held by such Investor) bears to the total Class A Common Units and Class B Common Units of the Company then outstanding, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then outstanding or any other Class B Common Units held in reserve in any of the Company’s equity incentive plans for future issuance. At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the units available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of units specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Class A Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Class A Common Units issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Units and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed units. The closing of any sale pursuant to this Section 4 shall occur within the later of ninety (90) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to this Section 4.

4.4 Failure to Purchase. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in this Section 4, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.3, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.

4.5 Exceptions to Right of First Offer. The right of first offer in this Section 4 shall not be applicable to: (a) Exempted Securities (as defined in the LLC Agreement); or (b) securities issued in the IPO; or (c) subject to Section 6.6(f), transactions whereby the Investors holding a majority of the Registrable Securities then outstanding waive the rights granted by this Section 4 with respect to such transactions.

4.6 Termination. The covenants set forth in this Section 4 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO; or (b) upon a Deemed Liquidation Event, whichever event occurs first.

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5. Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, “key person” insurance on Anthony Y. Sun, M.D. in an amount and on terms and conditions satisfactory to the Board, including the Preferred Director Majority (as defined in the LLC Agreement), until such time as the Board and the holders of a majority of the Preferred Units then outstanding determine that such insurance should be discontinued.

5.2 Proprietary Information and Inventions Agreements. Unless otherwise approved by the Board and the holders of a majority of the Preferred Units then outstanding, the Company will cause each former, current and future employee, consultant and officer of the Company to enter into a Confidential Information Agreement (as defined in the Purchase Agreement).

5.3 Right to Conduct Activities. The Company hereby agrees and acknowledges that each Investment Fund is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, no Investment Fund nor any Affiliates of any Investment Fund shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investment Fund or any Affiliate of such Investment Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer, or other representative of such Investment Fund or Affiliate of such Investment Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any Investment Fund from liability associated with the unauthorized use or disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.4 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares it holds in any Corporate Subsidiary, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company.

5.5 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any

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such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.5 and shall have the right, power and authority to enforce the provisions of this Section 5.5 as though they were a party to this Agreement.

5.6 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.5, shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (c) after such transfer, holds at least 100,000 units of Registrable Securities (subject to appropriate adjustment for unit splits, distributions, combinations, and other recapitalizations); provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of units of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

22.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to Zeno Pharma, LLC, 10835 Road to the Cure, Suite 205, San Diego, CA 92121, Attention: Anthony Y. Sun, M.D.; and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, CA 92130, Attention: Cheston J. Larson.

6.6 Amendments and Waivers. Any term of this Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding and (iii) the holders of a majority of the Preferred Units then outstanding; provided, however that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) Section 3.3(a) and Section 3.5 (with respect to Section 3.3(a) only) may only be amended with the prior written consent of Viking; (b) Section 3.4, Section 5.3 and Section 5.5 (with respect to Section 5.3 only) may only be amended with the prior written consent of each Investment Fund; (c) Section 4.5 may only be amended with the prior written consent of the holders of at least a majority of the Registrable Securities then outstanding; (d) Section 1.40 (the definition of “Surveyor”), Section 3.3(b), Section 3.4 (with respect to changes affecting Surveyor), Section 3.5 (with respect to Section 3.3(b) only), this clause (d) of this Section 6.6 and the proviso in clause (f) of this Section 6.6 may only be amended, modified or waived with the prior written consent of Surveyor; (e) Sections 3.1 and 3.2 and any

23.

other section of this Agreement applicable to the Major Investors (including this clause (e) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors, and (f) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, however, that no Investor that consented to such waiver shall be permitted (and the Company shall not permit any such Investor) to purchase securities in such transaction, unless Viking, Matrix, Perceptive, Redmile, Farallon, Surveyor and Eventide have been offered the right to participate in such transaction on the same terms on a pro rata basis). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Units. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Preferred Units after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such Preferred Units may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and be of no further force and effect and shall be superseded and replaced in its entirety by this Agreement. The Existing

24.

Investors, completely and irrevocably waive, on behalf of themselves and all Existing Investors, any and all application of the Prior Agreement, including without limitation, the right of first offer, including any notice requirements, with respect to the issuance by the Company of Series C Preferred Units pursuant to the Purchase Agreement and any securities issuable upon the conversion thereof.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12 WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

25.

6.14 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital and other investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.15 Rights Upon Conversion. For the purposes of clarity, upon any conversion of the Company to a corporation as contemplated by Article 8 of the LLC Agreement, the rights and obligations of the parties hereto shall survive such conversion, subject to the termination provisions of this Agreement, with all references herein to Class A Common Units, Class B Common Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units being deemed to refer to the class of stock or securities for which such units are converted, exchanged or replaced in the conversion, and with references to any specific number of units being equitably adjusted to reflect the applicable conversion ratio used with respect to the conversion or exchange of such class or series of units in such conversion.

[SIGNATURE PAGES FOLLOW]

26.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ZENO PHARMA, LLC

By:	/s/ Anthony Y. Sun, M.D.
Name: Anthony Y. Sun, M.D.
Title: President and CEO

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MATRIX CAPITAL MANAGEMENT MASTER FUND, LP

By:	/s/ David E. Goel
Name: David E. Goel
Title: Managing General Partner

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

REDMILE BIOPHARMA INVESTMENTS II, L.P.

By: Redmile Biopharma Investments II (GP), LLC, its general partner

By:	/s/ Josh Garcia
Name: Josh Garcia
Title: Authorized Person

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ZONE HEALTHCARE HOLDINGS, LLC

By: Farallon Capital Management, L.L.C., its Manager

By:	/s/ Philip Dreyfuss
Name: Philip Dreyfuss
Title: Managing Member

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.

By: Citadel Advisors, LLC, its portfolio manager

By:	/s/ Noah Goldberg
Name: Noah Goldberg
Title: Authorized Signatory

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MUTUAL FUND SERIES TRUST, ON BEHALF OF EVENTIDE HEALTHCARE & LIFE SCIENCES FUND

By:	/s/ Erik Naviloff
Name: Erik Naviloff
Title: Officer

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

PHARMARON (HONG KONG) INVESTMENTS LIMITED

By:	/s/ Boliang Lou
Name: Boliang Lou
Title: Director

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MAYO CLINIC

By:	/s/ Harry N. Hoffman
Name:	Harry N. Hoffman
Title:	Co-Chief Investment Officer

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

JUSTIN LIU TRUST DATED JULY 29, 1998

By:	/s/ Justin Liu
Name:	Justin Liu
Title:	Trustee

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

THE EMILY F. LIU TRUST

By:	/s/ Emily F. Liu
Name:	Emily F. Liu
Title:	Trustee

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ROBERT SEIDLER REVOCABLE TRUST, ROBERT SEIDLER TRUSTEE

By:	/s/ Robert Seidler
Name:	Robert Seidler Revocable Trust
Title:	Trustee

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MATTHEW SEIDLER REVOCABLE TRUST, MATTHEW SEIDLER TRUSTEE

By:	/s/ Matt Seidler
Name:	Matt Seidler
Title:	Trustee

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

FRANK YANG

/s/ Frank Yang

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

UNGAR CHIH-ANN KUNG

/s/ Ungar Chih-Ann Kung

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ALEXANDRIA VENTURE INVESTMENTS, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

By:	/s/ Aaron Jacobson
Name:	Aaron Jacobson
Title:	SVP – Venture Counsel

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD

By:	/s/ James H. Mannix
Name:	James H. Mannix
Title:	Chief Operating Officer

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

POSEIDON MEDICAL HK LIMITED

By:	/s/ Hui Wang
Name:	Hui Wang
Title:	Managing Director

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

WEISBROD FAMILY OFFICE, LLC

By:	/s/ Stuart Weisbrod
Name:	Stuart Weisbrod
Title:	Managing Member

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CHRISTOPHER DEAN CLARK

/s/ Christopher Dean Clark

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CHESTON J. LARSON

/s/ Cheston J. Larson

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

STEVEN T. CHINOWSKY

/s/ Steven T. Chinowsky

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VP COMPANY INVESTMENTS 2016, LLC

By:	/s/ Peter Handrinos
Name: Peter Handrinos
Title: Member of Management Committee

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

DAVID JOHNSON

/s/ David Johnson

SIGNATURE PAGE – AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VP COMPANY INVESTMENTS 2018, LLC

By:	/s/ Peter Handrinos
Name: Peter Handrinos
Title: Member of Management Committee

SCHEDULE A

INVESTORS

NAME	ADDRESS
Matrix Capital Management Master Fund, LP	1000 Winter Street Suite 4500 Waltham, MA 02451 Attention: John Kaleba

Viking Global Opportunities Illiquid Investments Sub-Master LP	c/o Viking Global Investors LP 55 Railroad Avenue Greenwich, CT 06830 Attention: General Counsel Phone: [***] E-mail: legalnotices@vikingglobal.com

Redmile Biopharma Investments II, L.P.

c/o Redmile Group, LLC

One Letterman Drive, Suite D3-300

The Presidio, San Francisco, CA 94129

Attention: General Counsel

Phone: [***]

Email:
Redmile_legal@redmilegrp.com

With copy to:

Paul Hastings LLP

1117 S. California Ave.

Palo Alto, CA 94304

Attention: Todd Schwartz

Phone: [***]

Email: [***]

Zone Healthcare Holdings, LLC

c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, California 94111

Attention: Philip Dreyfuss and General Counsel

Telephone: [***]

Facsimile: [***]

Email: [***]

generalcounsel@faralloncapital.com

with a copy (which shall not constitute notice) to:

Richards Kibbe & Orbe LLP

200 Liberty Street

New York, New York 10281

Attention: Jahan Sharifi

Telephone: [***]

Facsimile: [***]

Email: [***]

Citadel Multi-Strategy Equities Master Fund Ltd.

c/o Citadel Advisors LLC

601 Lexington Avenue

New York, NY

Attention: Noah Goldberg and Harry Greenbaum

Email: CitadelAgreementNotice@citadel.com;
[***]; [***]

With copy to:

Choate Hall & Stewart, LLP

Two International Place

Boston, MA 02110

Attention: Brian Linehan and Tobin Sullivan

Email: [***];[***]

Mutual Fund Series Trust, On Behalf of Eventide Healthcare & Life Sciences Fund	c/o Eventide Funds One International Place, Suite 4210 Boston, MA 02110

Justin Liu Trust dated July 29, 1998	[***] Phone: [***] Email: [***]

The Emily F. Liu Trust	[***] Phone: [***] Email: [***]

Robert Seidler Revocable Trust, Robert Seidler Trustee	[***] Phone: [***] Email: [***]

Matthew Seidler Revocable Trust, Matthew Seidler Trustee	[***] Phone: [***] Email: [***]

Frank Yang	[***] Phone: [***] Email: [***]

Ungar Chih-Ann Kung	[***] Phone: [***]or [***] Email: [***]

Alexandria Venture Investments, LLC	c/o Alexandria Real Estate Equities, Inc. 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101 Phone: [***] Email: investments@are.com

Mayo Clinic	200 First Street SW Rochester, Minnesota 55905-0001 Attn: Treasury Services Phone: [***] Email: [***]

Pharmaron (Hong Kong) Investments Limited	No. 6 Taihe Road BDA, Beijing, 100176 China Attn: Gilbert Li Phone: [***] Email: [***]

Perceptive Life Sciences Master Fund LTD	51 Astor Place, 10th Floor New York, NY 10003 Attn: James H. Mannix

Poseidon Medical HK Limited	c/o HighLight Capital Wuxing Road No.45, Xuhui district, Shanghai, China Attn: Song Liu Phone: [***] E-mail: [***]

Weisbrod Family Office, LLC	6939 Queenferry Circle Boca Raton, FL 33496 Attn: Stuart Weisbrod, Managing Member Phone: [***]

Christopher Dean Clark	[***]

Cheston J. Larson	[***]

Steven T. Chinowsky	[***]

VP Company Investments 2016, LLC	555 W. Fifth Street, Suite 800 Los Angeles, CA 90013-1010 Email: Investment.Administration@lw.com

David Johnson	[***]

VP Company Investments 2018, LLC	555 W. Fifth Street, Suite 800 Los Angeles, CA 90013-1010 Email: Investment.Administration@lw.com